EXHIBIT 23.3
CONSENT OF INDEPENDENT ACCOUNTANTS
We have issued our report dated March 7, 2016, with respect to the financial statements of NPH McDowell, LLC, included in the Annual Report of Prospect Capital Corporation on Form 10-K, dated August 29, 2016, for the year ended June 30, 2016. We hereby consent to the inclusion of said report in the Form 10-K, dated August 29, 2016.

/s/ Hood & Strong LLP
August 29, 2016